Heaton & Company, PLLC

240 North East Promontory, Suite 200

Farmington, Utah 84025

Kristofer Heaton, CPA William R. Denney, CPA	EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of Directors and Members Mimio LLC

We hereby consent to the incorporation of our report dated May 13, 2016, with respect to the financial statements of Mimio LLC for the years ended December 31, 2015 and 2014, the Registration Statement of Boxlight Corporation on Form S-1/A Amendment No. 15 to be filed on or about May 13, 2016. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC Heaton & Company, PLLC Farmington, Utah May 13, 2016

240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com